Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Reoffer Prospectus constituting a part of this Registration Statement on Form S-8 of VistaGen Therapeutics, Inc., pertaining to the 1999 Stock Incentive Plan and the Amended and Restated 2016 Equity Incentive Plan, of our report dated June 28, 2017 relating to the consolidated financial statements of VistaGen Therapeutics, Inc. appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

We also consent to the reference to us under the caption “Experts” in the Reoffer Prospectus.

/s/ OUM & CO. LLP

San Francisco, California
March 9, 2018